Exhibit 4.1
WAIVER AGREEMENT
     This WAIVER AGREEMENT is made and entered into this 2nd day of November, 2007, by and between Willbros Group, Inc., a Republic of Panama corporation (the “Company”), and Portside Growth and Opportunity Fund (“Portside”).
     WHEREAS, the Company has duly issued its 6.5% Convertible Senior Notes due 2012 in the aggregate principal amount of $84,500,000 (the “Notes”) pursuant to an Indenture (the “Indenture”) dated as of December 23, 2005, among the Company, Willbros USA, Inc., a Delaware corporation, as guarantor, and The Bank of New York, a New York banking corporation (the “Trustee”);
     WHEREAS, on May 16, 2007 and May 23, 2007, the Company entered into conversion agreements with four holders of the Notes pursuant to which, among other things, the four holders converted their respective Notes into shares of the Company’s common stock, $0.05 par value per share;
     WHEREAS, $32,050,000 in aggregate principal amount of the Notes remain outstanding as of the date hereof; and
     WHEREAS, for the consideration and under the terms and conditions set forth herein, Portside is willing to consent to the temporary waiver and modification of certain provisions of the Indenture substantially as set forth in the form of First Supplemental Indenture attached hereto as Annex I.
     NOW, THEREFORE, in consideration of the recitals and mutual covenants set forth or described herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Portside hereby represents and warrants to the Company that:
(i)	Portside is the current holder of $19,500,000 in aggregate principal amount of Notes;

(ii)	Portside has full power and authority to enter into this Waiver Agreement;

(iii)	in evaluating whether to enter into this Waiver Agreement, Portside has made its own independent appraisal of this Waiver Agreement and the substance of the waiver set forth in the form of First Supplemental Indenture attached hereto as Annex I and is not relying on any statement, representation or warranty, express or implied, made by the Trustee or the Company not contained in this Waiver Agreement; and

(iv)	Portside is not a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.
The representations and warranties of Portside herein shall be deemed to be repeated and reconfirmed at the time the First Supplemental Indenture is executed.
2. The Company hereby represents and warrants to Portside that:
(i)	The Company’s registration statement on Form S-1 (File No. 333-135540) is effective and available for the resale of the shares of Common Stock of the Company into which the Notes may be converted; and

(ii)	after giving effect to the terms of this Waiver Agreement and the First Supplemental Indenture, no Event of Default (as defined in the Indenture) shall have occurred and be continuing as of the date hereof.
3. Portside acknowledges that it is hereby giving its consent to the modifications and amendments to the Indenture substantially in the form and substance as set forth in the form of First Supplemental Indenture, attached hereto as Annex I and with such changes thereto as the Trustee may reasonably require, with respect to all $19,500,000 in aggregate principal amount of its Notes.
4. This Waiver Agreement shall become valid and binding upon Portside, and shall not be revocable by Portside, upon (i) delivery of this Waiver Agreement, executed by Portside, to the Company, (ii) delivery of this Waiver Agreement, executed by the Company, to Portside and (iii) delivery by the Company to Portside of three hundred ninety thousand dollars ($390,000), by wire transfer to one or more accounts designated by Portside. After the deliveries described in the preceding sentence, the Company shall offer to pay an aggregate of $251,000 to the holders of the other Notes that remain outstanding as of the date hereof (each, an “Other Holder” and, collectively, the “Other Holders”), offering each Other Holder an amount equal to the product of (a) $251,000 multiplied by (b) the aggregate principal amount of such Other Holder’s Notes that remain outstanding as of the date hereof divided by the aggregate principal amount of all of the Other Holder’s Notes that remain outstanding as of the date hereof, which payment shall be subject to such Other Holder executing such documentation reasonably requested by the Company to evidence that such Other Holder consents to be bound by the First Supplemental Indenture.
5. The Company agrees that it will not consummate the acquisition of the issued and outstanding equity interests of Integrated Service Company LLC under that certain share purchase agreement dated as of October 31, 2007 or otherwise, unless it receives gross proceeds of at least $100,000,000 through an underwritten public offering of its common stock.

6. On or before 8:30 a.m., New York City time, on the first Business Day following the date of this Waiver Agreement, the Company shall file a Current Report on Form 8-K describing the terms of this Waiver Agreement and the First Supplemental Indenture in the form required by the Securities Exchange Act of 1934, as amended, and attaching this Waiver Agreement and the form of the First Supplemental Indenture attached hereto (including all attachments, the “8-K Filing”), unless such information has already been previously disclosed in a filing with the Securities and Exchange Commission (the “SEC”) and such exhibits are attached to such filing (including all attachments, the “Other Filing”). From and after the filing of the 8-K Filing or the Other Filing with the SEC, Portside shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries (as defined in the Indenture) or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing or the Other Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide Portside with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing or the Other Filing with the SEC without the express written consent of Portside. If Portside has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries, it shall provide the Company with written notice thereof. The Company shall, within five (5) Trading Days (as defined in the Indenture) of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Indenture, Portside shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. Portside shall not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. Subject to the foregoing, neither the Company, its Subsidiaries nor Portside shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of Portside, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing or the Other Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) Portside shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of Portside, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of Portside in any filing, announcement, release or otherwise, unless such disclosure is required by law, regulation or the principal national securities exchange or market on which the Company’s Common Stock is listed.
7. This Waiver Agreement shall be governed by, and construed in accordance with the laws of the state of New York (without regard to conflicts of laws principles thereof).

Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Waiver Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WAIVER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
8. This Waiver Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
9. This Waiver Agreement constitutes the entire agreement between the parties hereto, and supersedes any prior understandings, agreements, arrangements and representations between the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.
[signatures on following page]

This Waiver Agreement has been executed and delivered as of the date first above written.

PORTSIDE GROWTH AND OPPORTUNITY FUND
By:	/s/ Jeffery C. Smith
	Name:	Jeffery C. Smith
	Title:	Authorized Signatory

WILLBROS GROUP, INC.
By:	/s/ Gay Stanley Mayeux
	Name:	Gay Stanley Mayeux
	Title:	Treasurer